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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

     This amended and restated employment agreement ("Agreement") is made and entered into as of this date by and between Odyssey Re Holdings Corp., a Delaware Corporation ("Employer"), and Andrew Barnard, an individual residing at 296 Winding Road South, Ardsley, New York 10502 ("Executive").

                                   WITNESSETH

     WHEREAS, Executive is the Chief Executive Officer of the group of reinsurance and insurance companies constituted by Odyssey America Reinsurance Corporation and its subsidiaries; and

     WHEREAS, Executive is a party to an Employment Agreement dated July 19, 1996 by and between Fairfax Financial Holdings Limited and Executive (the "Prior Agreement"); and

     WHEREAS, it is desirable that the Prior Agreement be amended, updated and restated so as to contain the terms and conditions set forth below and to govern the employment of Executive in the capacity described in the first recital above;

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

                                   ARTICLE I

                      EMPLOYMENT AND DUTIES; COMPENSATION

SECTION 1:  DUTIES

     During the term of this Agreement, Executive shall be employed by and shall serve Employer in the capacity of President and Chief Executive Officer, and shall be employed by and/or shall serve such subsidiaries of Employer in such capacities as Employer shall from time to time designate and as are consistent with Executive's position as President and Chief Executive Officer of Employer. Executive shall devote substantially all of his business time to the business and affairs of Employer and shall use his best efforts, skills, and energy to promote Employer's interests.

SECTION 2:  TERM OF EMPLOYMENT

     The term of employment of Executive by Employer shall commence on the date hereof (the "Commencement Date") and shall continue until August 31, 2006 (the "Initial Term"). At any time prior to the expiration of the Initial Term, Employer and Executive may, by mutual written agreement, extend Executive's employment under the terms of this Agreement for such additional periods as they may agree.

SECTION 3:  SALARY, BENEFITS AND BONUS COMPENSATION

     As compensation and consideration for the performance by Executive of his duties and responsibilities pursuant to this Agreement, Employer agrees to pay, and/or to cause one or more of its subsidiaries to pay, Executive and Executive agrees to accept the following amounts and benefits (all Dollar amounts referred to herein are in United States Dollars):

(a)  Base Salary:

     An Annual Base Salary of One Million Dollars ($1,000,000), pro rated for any calendar year within the Initial Term for which employment does not extend for the entire calendar year. The Annual Base Salary shall be paid to Executive in equal monthly installments.
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(b)  Bonus Pool:

     Executive shall participate to the extent of the percentage determined by the Board of Directors of Employer in the bonus pool (the "Bonus Pool") created with respect to each accident underwriting year, consisting of that portion of the underwriting profit for such year designated by the Board of Directors of Employer.

(c)  Supplemental Bonus Plan:

     On August 31, 2006, if Executive then remains an employee of Employer, Executive shall receive a Supplemental Cash Bonus Payment equal to Six Million Dollars ($6,000,000).

(d)  Additional Benefits:

     During the term of this Agreement, Executive shall be entitled to the following fringe benefits:

     (i) Executive Benefits. Executive shall be eligible to participate in such benefits and perquisites as are now generally available or later made generally available to executive officers of Employer or its subsidiaries.

     (ii) Vacation. Executive shall be entitled to vacation time consistent with his position as President and Chief Executive Officer of Employer.

     (iii) Life Insurance. Executive shall be eligible to participate in any life insurance program available to executive officers of Employer or its subsidiaries on terms at least as favorable as those generally made available to such executive officers.

     (iv) Disability Insurance. Executive shall be eligible to participate in any disability insurance program available to executive officers of Employer or its subsidiaries on terms at least as favorable as those generally made available to such executive officers.

     (v) Automobile. Executive shall be provided with the exclusive use of an automobile appropriate to his position as President and Chief Executive Officer of Employer (with all operating costs, such as insurance, maintenance and fuel, paid for by Employer).

     (vi) Membership Fees. Employer shall pay Executive's membership fees of the St. Andrews Golf Club (or of a comparable country club of Executive's choosing).

     (vii) Pension Plan Service. Executive may, to the extent permitted by law, direct that any payments hereunder be redirected into payments for pension service reinstatement.

     (viii) Reimbursement for Expenses. Employer shall reimburse Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Executive in connection with his duties under this Agreement.

     (ix) Reimbursement of Attorney's Fees. Employer shall pay all reasonable attorney's fees and disbursements incurred by Executive in drafting and negotiating this Agreement; payment shall be made directly to the Attorney chosen by Executive.

                                   ARTICLE II

                           TERMINATION OF EMPLOYMENT

SECTION 1:  TERMINATION DUE TO DEATH

     The employment of Executive under this Agreement shall terminate upon Executive's death. In the event of Executive's death during Executive's employment hereunder, the estate or other legal representative of Executive shall be entitled to receive the following:

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     (a)   Base Salary.  Employer shall pay to Executive's estate or other legal representative of Executive, his Base Salary for the period ending three months following the month in which Executive dies. Such an amount and all other amounts payable under this Section 1 of Article II shall be paid by Employer in a lump sum within thirty (30) days of the date of death, provided however, that amounts due with respect to the Bonus Pool shall be paid when such amounts would ordinarily be paid.

     (b) Payment from Bonus Pool. Employer shall pay to the estate or other legal representative of Executive, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which the death of Executive occurs and (ii) the pro-rated bonus payable with respect to the year in which the death of Executive occurs.

     (c) Supplemental Bonus Plan. Employer shall pay to the estate or other legal representative of Executive a pro-rata portion of the Supplemental Cash Bonus Payment described in Subsection 3(c) of Article I. The pro-rata portion shall be a fraction, the numerator of which is the aggregate number of whole or partial months Executive was employed under the Prior Agreement and this Agreement and the denominator of which is 120.

SECTION 2:  TERMINATION BY REASON OF DISABILITY

     If, during the term of this Agreement, Executive, in the judgment of the Board of Directors of Employer, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than five (5) consecutive months, Employer shall have the right to commence process to terminate Executive's employment under this Agreement on account of disability. Employer shall send written notice to Executive of (i) its intention to commence such process, (ii) a medical doctor chosen by Employer to make the determination referred to in the next sentence, and (iii) Executive's right within ten (10) days of receipt of the notice to choose a second medical doctor to make such determination. The purpose of the process shall be to determine whether Executive is unable on account of illness or physical or mental incapacity to perform his duties under this Agreement. Executive shall fully cooperate in this process, including by making himself available for and consenting to all examinations and tests required by any doctor making the aforesaid determination. The aforesaid determination shall be made by the medical doctor chosen by Executive, if he exercises his foregoing right to choose a doctor, and the medical doctor chosen by Employer. If the determination is being made by two medical doctors and they cannot agree within fifteen (15) days of their both being chosen, they shall as soon as reasonably possible select a third medical doctor to make the determination, who shall make the determination within fifteen (15) days of being chosen. The determination made by the foregoing process shall be conclusive. In the event that Executive's employment is terminated on account of disability, Executive's rights to compensation and benefits shall be as follows:

     (a) Base Salary. Executive shall be paid his Base Salary, less any benefits paid to him under disability insurance policies maintained by Employer, until his termination on account of disability.

     (b) Payment from Bonus Pool. Employer shall pay to Executive, when the same would ordinarily be paid, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which termination due to disability of Executive occurs and (ii) the pro-rated bonus payable with respect to the year in which termination due to the disability of Executive occurs.

     (c) Supplemental Bonus Plan. Employer shall pay to Executive, within thirty (30) days of his termination on account of disability, a pro-rata portion of the Supplemental Cash Bonus Payment described in Subsection 3(c) of Article
I. The pro-rata portion shall be a fraction, the numerator of which is the aggregate number of whole or partial months Executive was employed under the Prior Agreement and this Agreement and the denominator of which is 120.

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SECTION 3:  TERMINATION FOR CAUSE

     "Termination for Cause" shall mean termination by Employer of Executive's employment by Employer by reason of:

     (i) a willful failure by Executive in bad faith to substantially perform his duties with Employer resulting in material harm to Employer; or

     (ii) Executive's conviction of a felony involving moral turpitude.

     Executive must be given written notice that Employer intends to terminate his employment for Cause. Such written notice shall specify the particular act or failure to act constituting the basis of the intention to so terminate employment. In the case of a termination for Cause under clause (i) above, Executive shall be given the opportunity, within twenty (20) days of the receipt of such notice, to meet with the Board of Directors of Employer (the "Board of Directors") to refute or explain such act or failure to act. If such act or failure to act is found in violation of Clause (i), Executive shall be given ten
(10) days after such meeting to correct such act or failure to act, and upon failure of Executive within such ten (10) day period to correct such act or failure to act, Executive's employment by Employer shall be terminated. In the case of Termination for Cause under (ii) above, Executive's employment shall be terminated as of the date such notice is given.

     In the event the Board of Directors shall terminate Executive's employment for Cause, Executive shall be entitled only to the following:

     (a) Base Salary. Within thirty (30) days of the date of Executive's Termination for Cause, he shall be paid his Base Salary through the date of termination of employment.

     (b) Payment from Bonus Pool. Executive shall forfeit all rights to payments from the Bonus Pool.

     (c) Supplemental Bonus Plan. Executive shall forfeit all rights to payments from the Supplemental Bonus Plan.

SECTION 4: CONSTRUCTIVE TERMINATION AND TERMINATION BY EMPLOYER OTHER THAN FOR CAUSE

     Notwithstanding anything in this Agreement to the contrary, Executive's employment hereunder may be terminated by Employer without Cause and Executive may terminate his employment hereunder in the case of a Constructive Termination as defined in this section, provided however, that in the event that Executive's employment is so terminated, Executive shall be entitled to receive:

     (a) Base Salary. Within thirty (30) days of his termination of employment, Employer shall pay to Executive a lump sum payment equal to:

          (i) his Base Salary for the month in which termination occurs, and

          (ii) Forty Three Thousand Seven Hundred and Fifty Dollars ($43,750) times the number of months from the month immediately following the month in which termination occurs to the end of the Initial Term, or any extension thereto, inclusive.

     (b) Payment from Bonus Pool. Employer shall pay to Executive, when the same would ordinarily be paid, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which termination of employment of Executive occurs and (ii) the pro-rated bonus payable with respect to the year in which termination of employment of Executive occurs.

     (c) Supplemental Bonus Plan. Employer shall pay to Executive, within thirty (30) days of such termination, a pro-rata portion of the Supplemental Cash Bonus Payment described in Subsection 3(c) of Article I. The pro-rata portion shall be a fraction, the numerator of which is the aggregate number of whole or partial months Executive was employed under the Prior Agreement and this Agreement and the denominator of which is 120.

     For purposes of this Agreement "Constructive Termination" shall mean the termination of employment by Executive following written notice to Employer for any of the following reasons:

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     (i) without Executive's express written consent, the loss of Executive's position described in Article I, Section 1 or a material alteration in Executive's position and responsibility as so described;

     (ii) without Executive's express written consent, a breach by Employer of any of its material obligations set forth in this Agreement which remains uncured after ten (10) days following written notice to Employer of such breach;

     (iii) any failure by a successor to Employer to assume Employer's obligations under this Agreement, either expressly or by operation of law, or, if Employer sells all or substantially all of its assets, any failure by the purchaser to assume Employer's obligations under this Agreement; or

     (iv) without Executive's express written consent, relocation of Executive's work situs to a location that is not in the New York Metropolitan area.

     Executive must give written notice to Employer if he intends to terminate his employment because of the occurrence of one of the circumstances constituting Constructive Termination under this Section 4. Such written notice shall specify the particular act or failure to act constituting the basis of Executive's claim that Constructive Termination has occurred. Employer shall be given the opportunity, within twenty (20) days of the receipt of such notice, to fully cure any such act or failure to act.

SECTION 5:  VOLUNTARY TERMINATION

     Executive may terminate his employment under this Agreement voluntarily by giving two (2) years written notice to Employer of his intention to voluntarily terminate his employment with Employer. "Voluntary Termination" shall mean termination by Executive of Executive's employment by Employer other than (i) Constructive Termination as described in Section 4, (ii) "Termination Upon a Change in Control," as described in Section 6, or (iii) termination by reason of Executive's death or disability as described in Sections 1 and 2.

     In the event that Executive's employment is voluntarily terminated by Executive, Executive's rights to compensation and benefits shall be identical to those to which he would be entitled had he been Terminated for Cause, except that Employer shall pay to Executive, when the same would ordinarily be paid, all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which the Voluntary Termination of Executive occurs.

SECTION 6:  TERMINATION UPON A CHANGE OF CONTROL

     "Termination Upon a Change in Control" shall mean (i) a termination by Executive, by written notice given to Employer, of Executive's employment with Employer following a "Change in Control", or (ii) the termination of Executive's employment by Employer or the successor company, in either case within one year following a Change in Control.

     In the event that Executive's employment is Terminated Upon a Change in Control, Executive's rights to compensation and benefits shall be identical to those to which he would be entitled had he been terminated by Employer other than for Cause pursuant to Section 4.

     "Change in Control" shall mean (i) the time that Employer or its ultimate parent, Fairfax Financial Holdings Limited ("Fairfax"), first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d) (3) of the Securities Exchange Act of 1934 ("Exchange Act")) have, at a time when no other person or group directly or indirectly beneficially owns securities carrying more than 50% of the votes attached to all outstanding securities of Employer or Fairfax, acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of outstanding securities of Employer or Fairfax carrying more than twenty percent (20%) of the votes attached to all outstanding securities of Employer or Fairfax, unless a majority of the "Continuing Directors" approves the acquisition not later than ten (10) business days after Employer or Fairfax makes that determination, or (ii) the first day on which a majority of the members of Employer's or Fairfax's Board of Directors are not "Continuing Directors", or (iii) the time that the Controlling Shareholder of either Employer or Fairfax no longer is the

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controlling shareholder, or (iv) the arm's length sale of a majority interest in
Employer by Fairfax. For purposes of (iii) in the preceding sentence, the "Controlling Shareholder" of Employer is Fairfax and/or its subsidiaries, and the "Controlling Shareholder" of Fairfax is one or more of V. Prem Watsa, his family, corporations controlled by, or trusts whose beneficiaries are, V. Prem Watsa or his family, the estate of V. Prem Watsa (including the executors and administrators), and any persons to whom shares are distributed or sold upon the death or by the estate of V. Prem Watsa or his family.

     "Continuing Directors" shall mean, as of any date of determination, any member of the Board of Directors of Employer or Fairfax who (i) was a member of that Board of Directors on the date of this Agreement, (ii) has been a member of that Board of Directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors by the Controlling Shareholder or with the affirmative vote of all, or one less that all, the Continuing Directors who were members of the Board at the time of such nomination or election.

                                  ARTICLE III

                            MISCELLANEOUS PROVISIONS

SECTION 1:  PAYMENT OBLIGATIONS

     The obligation of Employer to pay Executive the compensation and to make the arrangements provided herein shall be unconditional, and Executive shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, Employer, to the extent permitted by applicable law and Employer's Articles of Incorporation and Bylaws, hereby indemnifies Executive for Executive's reasonable attorney's fees and disbursements incurred in such litigation.

SECTION 2:  CONFIDENTIALITY

     Executive agrees that all confidential and proprietary information relating to the business of Employer shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by Employer's Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

SECTION 3:  WITHHOLDINGS

     All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

SECTION 4:  INDEMNIFICATION

     In addition to any rights to indemnification to which Executive is entitled under Employer's Articles of Incorporation and Bylaws, Employer shall indemnify Executive at all times during and after the term of this Agreement to the maximum extent permitted under the Delaware General Corporation Law and any successor provision thereof and any other applicable corporate law, and shall pay Executive's expenses in defending any civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable corporate laws.

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SECTION 5:  NOTICES

     Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery, addressed to Employer at:

Odyssey Re Holdings Corp.
140 Broadway, 39th Floor
New York, New York 10005
addressed to Executive at:
Mr. Andrew Barnard
296 Winding Road South
Ardsley, New York 10502

or at any other address as either party may, from time to time, designate by notice given in compliance with this Section.

SECTION 6:  LAW GOVERNING

     This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York.

SECTION 7:  TITLES AND CAPTIONS

     All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

SECTION 8:  ENTIRE AGREEMENT

     This Agreement contains the entire understanding between the parties, and supersedes any prior understandings and agreements between Executive and Employer and/or any affiliate of Employer, including the Prior Agreement, respecting the subject matter of this Agreement.

SECTION 9:  AGREEMENT BINDING

     This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

SECTION 10:  ATTORNEY FEES

     In the event an arbitration, suit or action is brought by Executive under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that Executive shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court and/or appellate court.

SECTION 11:  COMPUTATION OF TIME

     In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday, and if the period ends on a Saturday, Sunday or legal holiday, the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

SECTION 12:  PRONOUNS AND PLURALS

     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

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SECTION 13:  ARBITRATION

     If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of this Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, which settlement shall be final and conclusive, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

SECTION 14:  PRESUMPTION

     This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

SECTION 15:  FURTHER ACTION

     The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 16:  PARTIES IN INTEREST

     Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

SECTION 17:  SAVINGS CLAUSE

     If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

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SECTION 18:  FAILURE TO ENFORCE AND WAIVER

     The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, and the waiver or relinquishment or any right or power under this Agreement at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Dated as of April 1, 2001.

ODYSSEY RE HOLDINGS CORP.

By: /s/ V. Prem Watsa

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    V. Prem Watsa, Chairman

/s/ Andrew Barnard
    ----------------------------------------
    Andrew Barnard

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